FILED PURSUANT TO RULE NO. 424(B)(3)
                                                      REGISTRATION NO. 333-44161

PSB BANCGROUP, INC.

PROSPECTUS

On August 20, 2002, the Board of Directors of PSB BancGroup, Inc. extended its current offering, and the term of its outstanding stock warrants, for 60 days or until November 8, 2002. The remaining terms of the offering were unchanged.